Exhibit 4.4

DESCRIPTION OF REGISTERED SECURITIES
As of February 21, 2020, our common stock, par value $0.01 (“Common Stock”), is the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary description of our Common Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law, as amended (the “DGCL”), and our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to this Annual Report on Form 10-K.
General
Under the Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 255,000,000, of which 250,000,000 are shares of Common Stock, and 5,000,000 are shares of preferred stock, par value $0.01 (“Preferred Stock”).
Common Stock
Dividends
After the requirements with respect to preferential dividends on the shares of any series of Preferred Stock have been met and after complying with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be fixed in accordance with the provisions of the Certificate of Incorporation, then, but not otherwise, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors of the Company (the “Board”). Such dividends will be paid out of assets legally available for the payment of dividends and distributed to the holders of Common Stock pro rata in accordance with the number of shares of such Common Stock held by each such holder.
Redemption; Conversion; Preemptive Rights
Holders of Common Stock have no redemption rights, conversion rights or preemptive rights. There are no sinking fund provisions applicable to the Common Stock.
Voting
Each holder of Common Stock has one vote in respect of each share of Common Stock held by such holder on each matter voted upon by the stockholders. For all matters as to which no other voting requirement is specified by the DGCL, the Certificate of Incorporation, or the Bylaws, the affirmative vote required for stockholder action is a majority of the shares present in person or represented by proxy at the applicable meeting (as counted for purposes of determining the existence of a quorum at the meeting).
Pursuant to the Certificate of Incorporation, the Board consists of not less than one as specified from time to time in the Bylaws. In addition, the Certificate of Incorporation provides that the directors, other than those who may be elected by the holders of any series of Preferred Stock, are divided into three classes, Class I, Class II and Class III, with such classes to be as nearly equal in number of directors as possible. Each director will serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. Cumulative voting of shares of any capital stock having voting rights is prohibited by the Certificate of Incorporation. The Bylaws provide that each director will be elected by the vote of the majority of the votes cast with respect to a nominee at any meeting at which directors are to be elected at which a quorum is present; provided, however, that the directors will be elected by the vote of a plurality of votes cast on the election of directors at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws, as applicable, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

Exhibit 4.4

Liquidation Rights
After distribution in full of the preferential amounts, if any, to be distributed to the holders of the shares of any series of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to receive all the remaining assets of the Company, tangible and intangible, of whatever kind available for distribution to stockholders. Such assets are to be distributed to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder.
ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BYLAWS
General
The Certificate of Incorporation and the Bylaws contain certain provisions that could have an effect of delaying, deferring or preventing a change in control of the Company in the event of a merger, reorganization, tender offer, sale or transfer of substantially all of the Company’s assets, liquidation, or some other extraordinary corporate transaction involving the Company. Set forth below is a description of such provisions. The description is intended as a summary only and is qualified in its entirety by reference to the DGCL and the Certificate of Incorporation and Bylaws, which are incorporated by reference as exhibits to this Annual Report on Form 10-K.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of the Company. Special meetings of stockholders may be called only by the Board pursuant to a resolution approved by a majority of the entire Board or committee of the Board. Stockholders may only take actions without a meeting by unanimous written consent.
Blank Check Preferred Stock
The Certificate of Incorporation authorizes the Board to issue shares of Preferred Stock and determine the designation, powers (including voting powers and voting rights), preferences and relative, participating, optional or other special rights, of such series of Preferred Stock.

Filling Vacancies; Removal of Directors; Staggered Board
The Bylaws provide that newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. No decrease in the number of directors constituting the Board shortens the term of any incumbent director. No director may be removed from office by vote or other action of stockholders or otherwise except for cause. As described above, the Board is divided into three classes, Class I, Class II and Class III.
Delaware Anti-takeover Law.
The Company is subject to Section 203 of the DGCL (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.